                     AGREEMENT AND PLAN OF REORGANIZATION


                                 BY AND AMONG


                                 ADAPTEC, INC.


                           ADAPTEC MFG (S) PTE. LTD.


                           ADAPTEC ACQUISITION CORP.


                            DISTRIBUTED PROCESSING
                               TECHNOLOGY CORP.

                                      AND


                              STEPHEN H. GOLDMAN



                         DATED AS OF DECEMBER 3, 1999

                               INDEX OF EXHIBITS

Exhibit          Description
-------          -----------
Exhibit A        Form of Voting Agreement

Exhibit B        Form of  Legal Opinion of Counsel to Parent

Exhibit C        Form of Legal Opinion of Counsel to the Company

Exhibit D        Form of Employment Agreements

Exhibit E        License Agreement

                              INDEX OF SCHEDULES

SCHEDULE               DESCRIPTION
--------               -----------
2.2(a)                 Stockholder List
2.2(b)                 Option List
2.3                    Interests in Other Business Entities
2.4                    Conflicts and Consents
2.5                    Company Financials
2.6                    Undisclosed Liabilities
2.7                    No Changes
2.8                    Tax Returns and Audits
2.10(a)(i)             Real Property Owned
2.10(a)(ii)            Leased Real Property
2.10(b)                Liens on Property
2.11(g)                Intellectual Property License
2.11(h)                Effect of Transactions on Intellectual Property Licenses
2.11(j)                Notice of Infringement Claim Against the Company
2.11(l)                Confidentiality
2.12(a)                Agreements, Contracts and Commitments
2.12(b)                Breaches
2.13                   Interested Party Transactions
2.15                   Litigation
2.16                   Insurance Policies
2.18                   Environmental Matters
2.19                   Brokers/Finders Fees; Expenses of Transaction
2.20(b)                Employee Benefit Plans and Employees
2.20(d)                Employee Plan Compliance
2.20(g)                Post Employment Obligations
2.20(h)(i)             Effect of Transaction
2.20(h)(ii)            Excess Parachute Payments
2.20(j)                Labor
2.21                   Year 2000 Compliance
3.3                    SEC Documents of Parent
4.1                    Conduct of the Business
6.2(e)                 Guarantees of Stephen H. Goldman to be Released
6.3(c)                 Consents, Waivers and Approvals Required by Parent

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I THE MERGER.......................................................   2

     1.1    The Merger.....................................................   2
     1.2    Effective Time.................................................   2
     1.3    Effect of the Merger...........................................   2
     1.4    Certificate of Incorporation; Bylaws...........................   2
     1.5    Directors and Officers.........................................   3
     1.6    Conversion of Company Common Stock.............................   3
     1.7    Dissenting Shares..............................................   4
     1.8    Surrender of Certificates......................................   5
     1.9    Lost, Stolen or Destroyed Certificates.........................   6
     1.10   License Agreement..............................................   7
     1.11   Taking of Necessary Action; Further Action.....................   7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................   7

     2.1    Organization of the Company....................................   7
     2.2    Company Capital Structure......................................   7
     2.3    Subsidiaries...................................................   8
     2.4    Authority......................................................   8
     2.5    Company Financial Statements...................................   9
     2.6    No Undisclosed Liabilities.....................................   9
     2.7    No Changes.....................................................   9
     2.8    Tax and Other Returns and Reports..............................  11
     2.9    Restrictions on Business Activities............................  13
     2.10   Title to Properties; Absence of Liens and Encumbrances.........  13
     2.11   Intellectual Property..........................................  13
     2.12   Agreements, Contracts and Commitments..........................  16
     2.13   Interested Party Transactions..................................  17
     2.14   Compliance with Laws...........................................  18
     2.15   Litigation.....................................................  18
     2.16   Insurance......................................................  18
     2.17   Minute Books...................................................  18
     2.18   Environmental Matters..........................................  18
     2.19   Brokers' and Finders' Fees; Third Party Expenses...............  20
     2.20   Employee Matters and Benefit Plans.............................  20
     2.21   Year 2000 Compliance...........................................  23
     2.22   Complete Copies of Materials...................................  23


                                      -i-

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            Page
                                                                            ----
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........  24

     3.1    Organization, Standing and Power...............................  24
     3.2    Authority......................................................  24
     3.3    SEC Documents; Parent Financial Statements.....................  24
     3.4    No Material Adverse Change.....................................  25
     3.5    Litigation.....................................................  25
     3.6    Assumption of Company Option Plan..............................  25

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.............................  25

     4.1    Conduct of Business of the Company.............................  25
     4.2    No Solicitation................................................  27
     4.3    Employee Hiring................................................  28

ARTICLE V ADDITIONAL AGREEMENTS............................................  28

     5.1    Access to Information..........................................  28
     5.2    Confidentiality................................................  28
     5.3    Expenses.......................................................  29
     5.4    Public Disclosure..............................................  29
     5.5    Consents.......................................................  29
     5.6    FIRPTA Compliance..............................................  29
     5.7    Reasonable Efforts.............................................  29
     5.8    Notification of Certain Matters................................  29
     5.9    Additional Documents and Further Assurances....................  30
     5.10   Form S-8.......................................................  30
     5.11   Nasdaq Listing.................................................  30
     5.12   Voting Agreements..............................................  30
     5.13   Blue Sky Laws..................................................  30
     5.14   Indemnification................................................  30
     5.15   Non-Solicitation of Employees..................................  31
     5.16   Tax Matters....................................................  31
     5.17   Employee Matters...............................................  33
     5.18   401(k) Plans and Savings Plans.................................  33
     5.19   Amendments to Disclosure Letter................................  34

ARTICLE VI CONDITIONS TO THE MERGER........................................  34

     6.1    Conditions to Obligations of Each Party to Effect the Merger...  34
     6.2    Additional Conditions to Obligations of the Company............  35


                                     -ii-

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            Page
                                                                            ----
     6.3    Additional Conditions to the Obligations of Parent and
              Merger Sub...................................................  36

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; RESERVED AMOUNT....  37

     7.1    Survival of Representations and Warranties......................  37
     7.2    Reserved Amount.................................................  37
     7.3    Distribution of Reserved Amount.................................  38
     7.4    Compensation Claims.............................................  38
     7.5    Third-Party Claims..............................................  40
     7.6    Minimum Reduction of Reserved Amount............................  40
     7.7    Interest........................................................  40
     7.8    Remedies Exclusive..............................................  40

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..............................  40

     8.1    Termination....................................................  40
     8.2    Effect of Termination..........................................  42
     8.3    Breakup Fee....................................................  42
     8.4    Amendment......................................................  42
     8.5    Extension; Waiver..............................................  42

ARTICLE IX GENERAL PROVISIONS..............................................  42

     9.1    Notices........................................................  43
     9.2    Interpretation.................................................  44
     9.3    Counterparts...................................................  44
     9.4    Entire Agreement; Assignment...................................  44
     9.5    Severability...................................................  45
     9.6    Other Remedies.................................................  45
     9.7    Governing Law..................................................  45
     9.8    Rules of Construction..........................................  45
     9.9    Specific Performance...........................................  45
     9.10   Knowledge......................................................  45

                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of December 3, 1999 by and among ADAPTEC, INC., a Delaware corporation ("PARENT"), ADAPTEC MFG (S) PTE. LTD., a wholly-owned subsidiary of Parent ("SINGAPORE"), ADAPTEC ACQUISITION CORP., a Florida corporation wholly-owned by Parent ("MERGER SUB"), DISTRIBUTED PROCESSING TECHNOLOGY CORP., a Florida corporation (the "COMPANY"), and Stephen H. Goldman, ("Stockholder"), the principal stockholder of the Company.

                                    RECITALS

         A. The Boards of Directors of each of the Company, Parent, Singapore and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

         B. Company and Singapore have agreed that it is in each of their best interests to enter into a licensing agreement with respect to the certain rights to Company's intellectual property outside the U.S. immediately prior to the Effective Time (as defined herein).

         C. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("COMPANY CAPITAL STOCK") and all outstanding warrants and other rights to acquire or receive shares of Company Capital Stock (other than options issued pursuant to the Company's option plan) shall be converted into the right to receive the Common Stock Merger Consideration (as defined herein).

         D. A portion of the Common Stock Merger Consideration otherwise issuable by Parent to the stockholders of the Company in connection with the Merger shall be reserved by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

         E. The Company, Parent, Singapore, Merger Sub and Stockholder desire to make certain representations and warranties and other agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Florida General Corporation Act ("FLORIDA LAW"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION".

         1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE". On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretary of State of the State of Florida (the "CERTIFICATE OF MERGER"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Florida of such filing being referred to herein as the "EFFECTIVE TIME"). The parties currently intend that the Closing Date will occur on or prior to December 31, 1999.

         1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4   CERTIFICATE OF INCORPORATION; BYLAWS.

                  (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is Distributed Processing Technology Corp."

                  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 DIRECTORS AND OFFICERS. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

         1.6 CONVERSION OF COMPANY COMMON STOCK. Each share of Class A and Class B Common Stock of the Company (collectively, "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(a) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive the Initial Consideration plus such portion of the Reserved Amount as may be payable pursuant to Article VII.

                  (a) CANCELLATION OF PARENT-OWNED AND COMPANY-OWNED STOCK. Each share of Company Common Stock owned by Merger Sub, Parent, Singapore, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (b) OMNIBUS STOCK OPTION PLAN OPTIONS. At the Effective Time, Parent shall assume each outstanding option granted under Company's Omnibus Stock Option Plan (a "COMPANY OPTION") which shall thereupon become an option to purchase shares of Parent's Common Stock (the "ASSUMED OPTION"). The Assumed Option shall be on the same terms and conditions as the Company Option except that (i) the number of shares of Parent Common Stock purchasable under the Assumed Option shall be equal to the number of shares of Company Common Stock purchasable under the Company Option immediately prior to the Closing multiplied by the Exchange Ratio (rounded down to the nearest whole share) and (ii) the exercise price of the Assumed Option shall be equal to the exercise price of the Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent); provided, however, that the foregoing adjustments in the Assumed Options shall comply with Section 424(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options appropriate notice evidencing the foregoing assumption and setting forth such participants' rights pursuant thereto. It is intended that Company Options which qualified as incentive stock options prior to the Closing continue to qualify as incentive stock options after the Closing.

                  (c) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (d) ADJUSTMENTS TO COMMON EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

                  (e) DEFINITIONS.

                           (i) AGGREGATE COMPANY SHARE NUMBER. The "Aggregate
Company Share Number" shall be equal to the sum of (i) the number of shares of Company Common Stock outstanding as of the Effective Time, plus (ii) the number of shares of Company Common Stock subject to outstanding Company Options at the Effective Time.

                           (ii) AGGREGATE OPTION EXERCISE PRICE. The
"Aggregate Option Exercise Price" shall mean the aggregate exercise prices of all the Company Options outstanding as of the Effective Time.

                           (iii) COMMON STOCK MERGER CONSIDERATION. The
"Common Stock Merger Consideration" shall mean the quotient of (x) the result of (A) $236 Million plus (B) the Aggregate Option Exercise Price, divided by
(y) Aggregate Company Share Number

                           (iv) INITIAL CONSIDERATION. The "Initial
Consideration" shall mean the result obtained by multiplying (i) the Common Stock Merger Consideration by (ii) 0.9.

                           (v) RESERVED AMOUNT. The "Reserved Amount" shall
be an amount equal to 10% of the Common Stock Merger Consideration payable to the stockholders of the Company for their shares of Company Common Stock in connection with the Merger.

                           (vi) EXCHANGE RATIO. The "Exchange Ratio" shall
mean the quotient obtained by dividing (x) Common Stock Merger Consideration by (y) the price of Parent's Common Stock as quoted on the Nasdaq Stock Market at the close of business on the first trading day immediately preceding the Effective Time.

         1.7   DISSENTING SHARES.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Florida Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the Common Stock Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Florida Law.

                  (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Florida Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Common Stock Merger Consideration and as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

                  (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Florida Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Florida Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

         1.8   SURRENDER OF CERTIFICATES.

                  (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent (the "PAYING AGENT") in the Merger.

                  (b) PARENT TO PROVIDE COMMON STOCK MERGER CONSIDERATION. At, or immediately prior to, the Effective Time, Parent will provide the Paying Agent the funds necessary to pay the stockholders of the Company the Initial Consideration as contemplated in Section 1.6. Such funds shall be invested by the Paying Agent as directed by the Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, or in deposit accounts, or certificates of deposit. Parent shall bear the risk of loss associated with any investment of the funds made by Paying Agent and the loss of any such funds shall not relieve Parent of its payment obligations hereunder.

                  (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to deliver or mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted, pursuant to Section 1.6 into the right to receive Initial Consideration and such portion of the Reserved Amount as may become payable pursuant to Article VII: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates, shall pass, only upon delivery of the certificates, to the Surviving Corporation and shall be in such form and have such other provisions as are reasonably acceptable to the Parent and the Company) and
(ii) instructions for use in effecting the surrender of the certificates, in exchange for the Initial Consideration and the right to receive such portion of the Reserved Amount as may become payable pursuant to Article VII. Upon surrender of a certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive in exchange therefor the Initial Consideration plus such portions of the Reserved Amount as may be payable pursuant to Article VII and the certificate so surrendered shall forthwith be cancelled. The Parent agrees to make the form of letter of transmittal to be used to effect the exchanges contemplated hereby available to the Company at least three business days prior to the Effective Time and, to the extent that one or more holders of Company Common Stock deliver a properly executed letter of transmittal at the Effective Time, the Parent will take all steps to assure that such holders receive the Initial Consideration to which they are then entitled as soon as is practicable.

                  (d) FUNDS REMAINING AFTER SIXTH MONTH. At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any consideration set forth in Section 1.6 hereof that may be payable upon due surrender of the certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Company Common Stock for any consideration set forth in Section 1.6 hereof delivered in respect of such Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

                  (e) NO TRANSFERS. After the Effective Time, there shall be no transfers of the Company Common Stock on the stock transfer books of the Surviving Corporation which were outstanding immediately prior to the Effective Time, and the stock ledger of the Company shall be closed. After the Effective Time, the holders of Company Common Stock outstanding at the Effective Time shall cease to have any rights with respect to such Company Common Stock except as provided herein or by applicable law. If, during the six months immediately following the Effective Time, certificates representing Company Common Stock are presented to the Paying Agent, they shall be canceled and exchanged for cash as provided in this Section 1.8. If, after six months following the Effective Time, certificates representing Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Section 1.8.

         1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such Common Stock Merger Consideration, as may be required pursuant to Section 1.6 and Article VII; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.10 LICENSE AGREEMENT. Immediately prior to the Effective Time, Company and Singapore shall have entered into a License Agreement in the form attached hereto as EXHIBIT E (the "LICENSE AGREEMENT") pursuant to which Company shall grant Singapore a perpetual, exclusive, fully-paid license with respect to certain non-U.S. rights in Company Intellectual Property (as defined below). The Company and Stockholder agree and acknowledge that Parent may at Parent's discretion substitute another Parent affiliate for Singapore as party to this Agreement and as party to the License Agreement contemplated by this Section 1.10. The Company and Stockholder agree to execute any amendments to this agreement that are necessary to effect such substitution.

         1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company and Stockholder hereby represent and warrant to Parent, Singapore and Merger Sub, subject to such exceptions as are expressly disclosed in the disclosure letter supplied by the Company to Parent (the "COMPANY DISCLOSURE LETTER") which shall include the Schedules listed herein and dated as of the date hereof, as follows:

         2.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Company (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

         2.2   COMPANY CAPITAL STRUCTURE.

                  (a) The authorized capital stock of the Company consists of 90,000,000 shares of authorized Class A Common Stock, of which 4,312,500 shares are issued and outstanding, and 10,000,000 shares of Class B Common Stock, of which 892,450 shares are issued and outstanding. The Company Common Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a). All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

                  (b) The Company has reserved 1,702,600 shares of Class B Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which 1,588,728 shares are subject to outstanding, unexercised options and 113,872 shares remain available for future grant. Schedule 2.2(b) sets forth for each outstanding Company Option the name of the holder of such option, the last known domicile address of such holder, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date and whether the exercisability of such option will be accelerated and become exercisable by the transactions contemplated by this Agreement. Except for the Company Options described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company. Except for the Company Options described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options have been or will be given, or shall have properly waived, any required notice prior to the Merger and all rights to any notice will be terminated at or prior to the Effective Time. As a result of the Merger, Parent will be the record and sole beneficial owner of all Company Capital Stock and rights to acquire or receive Company Capital Stock.

         2.3 SUBSIDIARIES. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity other than ownership of less than 1% of the stock of a publicly traded corporation.

         2.4 AUTHORITY. Subject only to the requisite approval of the Merger and this Agreement by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's stockholders to duly approve the Merger and this Agreement is that number of shares as would constitute a majority of the outstanding shares of the Class A Common Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. Except as set forth on Schedule 2.4, subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the

Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) approval of the Company's stockholders as required by Florida law and the filing of the Certificate of Merger with the Florida Secretary of State,
(ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and federal antitrust laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

         2.5 COMPANY FINANCIAL STATEMENTS. Schedule 2.5 sets forth the Company's audited balance sheet as of December 31, 1998 and the related audited statements of operations and cash flows for the twelve-month period then ended and the Company's unaudited balance sheet as of September 30, 1999 (the "BALANCE SHEET") and the related unaudited statements of operations and cash flows for the three-month period then ended (collectively, the "COMPANY FINANCIALS"). The Company Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and for the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments.

         2.6 NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 2.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate, (i) has not been reflected in the Balance Sheet, or (ii) has not arisen in the ordinary course of the Company's business since September 30, 1999, consistent with past practices.

         2.7 NO CHANGES. Except as set forth in Schedule 2.7, since September 30, 1999, there has not been, occurred or arisen any:

                  (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

                  (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

                  (c) capital expenditure or commitment by the Company of $100,000 in any individual case or $250,000 in the aggregate;

                  (d) destruction of, damage to or loss of any material assets or business of the Company (whether or not covered by insurance). For the purposes of this Section 2.7(d) "material" shall mean a loss in the value of assets or loss in revenues in excess of $100,000 per year.

                  (e) loss of any customer which accounted for more than $100,000 of the Company's revenue for the nine month period ending September 30, 1999;

                  (f) union organizing activities or claim of wrongful discharge or other unlawful labor practice or action;

                  (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

                  (h) revaluation by the Company of any of its assets;

                  (i) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

                  (j) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

                  (k) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

                  (l) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

                  (m) loan by the Company to any person or entity, incurring by the Company of any indebtedness for money borrowed, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

              (n) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

              (o) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

              (p) event or condition of any character that has or reasonably would be expected to have a Material Adverse Effect on the Company; or

              (q) agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through
(p) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

    2.8       TAX AND OTHER RETURNS AND REPORTS.

              (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or, collectively, "TAXES", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a transferor or predecessor entity.

              (b)   TAX RETURNS AND AUDITS. Except as set forth in Schedule 2.8:

                    (i) The Company as of the Effective Time will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS"), to the extent such Returns have become due, relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns have been completed in accordance with applicable law.

                   (ii) The Company as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to all employees, independent contractors and other persons all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                  (iii) The Company has not been delinquent in the payment of any Tax in the last five (5) years nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                   (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                    (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

                   (vi) The Company has provided Parent access to copies of all Tax Returns for all periods since the date of Company's incorporation.
Schedule 2.8 lists any such Tax Returns that have been audited in the last five
(5) years.

                  (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

                 (viii) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                   (ix)   The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                    (x) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

                   (xi) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                  (xii) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                 (xiii) The Company has been an S Corporation for federal and, to the extent S Corporation status is recognized, state, local and foreign tax purposes within the meaning of Section 1361 of the Code (and state, local and foreign counterparts of that section) since July 1, 1987.

    2.9 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

    2.10      TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

              (a) Schedule 2.10(a)(i) sets forth all real property currently owned or previously owned by the Company. Schedule 2.10(a)(ii) sets forth a list of all real property currently leased by the Company, the name of the lessor and the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing default or event of default (or event which with notice or lapse of time or both, would constitute a default) by the Company or, to the Company's knowledge, any existing default or event of default (or event which with notice or lapse of time or both, would constitute a default) by any Lessor.

               (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

    2.11 INTELLECTUAL PROPERTY. For purposes of this Agreement, the following terms have the following definitions:

    "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world;
(vii) all moral and economic rights of authors and inventors, however denominated, throughout the world and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

    "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

    "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

    "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

              (a) No material Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

              (b) Each material item of Company Registered Intellectual Property is properly maintained and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

              (c) The Company has sufficient title, ownership or license of Intellectual Property to conduct its business as now conducted and as proposed to be conducted by the Company as of the date of this Agreement. The Company owns and has good and exclusive title to, or has license to, each material item of Company Intellectual Property or other Intellectual Property used by the Company free and clear of any lien or encumbrance (excluding licenses and related restrictions). The Company has the right to use all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

              (d) The Company has the right to use or has good title to, or has the right to use and sublicense, all copyrighted works that are the Company products or which the Company otherwise expressly purports to own.

              (e) To the extent that any material Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of or
(ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted by the Company as of the date of this Agreement) to all such third party's Intellectual Property in such work, products, services or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

              (f) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to Company Intellectual Property, to any third party.

              (g) Schedule 2.11(g) lists all material contracts, licenses and agreements to which the Company is a party as of the date hereof (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company.

              (h) All material contracts, licenses and agreements relating to Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. The Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

              (i) To the knowledge of the Company, the operation of the business of the Company as such business currently is conducted and as it is proposed to be conducted by the Company as of the date of this Agreement, including the Company's design, development, manufacture, marketing and sale of the products or services of the Company (including with respect to products and services currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party in any respect adverse to such party or constitute unfair competition or trade practices under the laws of any jurisdiction.

              (j) The Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

              (k) To the knowledge of the Company, no person has or is infringing or misappropriating, in any respect materially adverse to the Company, any Company Intellectual Property.

              (l) The Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality and invention assignment agreement and all current and former employees and contractors of the Company have executed such an agreement. No person executing such an agreement has excluded any item of Intellectual Property purportedly owned by such person from the scope of such agreement. For the purpose of this Section 2.11(l), "Contractor" shall mean only such persons who have performed design or development work for the Company's products.

    2.12      AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth on
Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

                    (i)   any collective bargaining agreements,

                   (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

                  (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

                   (iv) any employment or consulting agreement with an employee or individual consultant or salesperson or consulting or sales agreement, under which a firm or other organization provides services to the Company,

                    (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

                   (vi)   any fidelity or surety bond or completion bond,

                  (vii) any lease of personal property having a value individually in excess of $100,000,

                 (viii)   any agreement of indemnification or guaranty,

                   (ix) any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

                    (x) any agreement relating to capital expenditures and involving future payments in excess of $100,000,

                   (xi) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

                  (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

                 (xiii) any purchase order or contract for the purchase of raw materials involving $100,000 or more,

                  (xiv)   any construction contracts,

                   (xv) any distribution, joint marketing or development agreement,

                  (xvi) any agreement pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code, or

                 (xvii) any other agreement that involves $100,000 or more or is not cancelable without penalty within thirty (30) days of notice.

    Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11(g) (any such agreement, contract or commitment, a "CONTRACT"), other than breaches, violations or defaults which have been resolved or cured with no further liability to the Company. Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

    2.13 INTERESTED PARTY TRANSACTIONS. Except as set forth on Schedule 2.13, to the Company's knowledge, no officer, director or affiliate (as defined under Regulation C under the Securities Act of 1933, as amended) of the Company (nor any member of the immediate family of any of such persons, or any trust, partnership or corporation in which any of such persons has an economic interest), has (i) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (ii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a) or Schedule 2.11(g); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation and no more than ten percent (10%) of the outstanding equity of any other entity shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

    2.14 COMPLIANCE WITH LAWS. The Company has complied in all respects with all and is not in violation of any foreign, federal, state and local statutes, laws and regulations (other than such non-compliance or violations which would cause the Company to incur fees, fines or other expenses in an amount of $50,000 or less and excluding, for purposes of this Section 2.14, statutes, laws and regulations relating to tax, environmental and employee benefit matters, as to which the exclusive warranties of the Company and Stockholder are contained in Sections 2.8, 2.18 and 2.20 respectively), and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation which have not been resolved.

    2.15 LITIGATION. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or to the Company's knowledge threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in
Schedule 2.15, to the Company's knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors by or before any governmental entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products.

    2.16 INSURANCE. Schedule 2.16 lists all insurance polices of the Company currently in effect, their scope of coverage and their annual premium. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    2.17 MINUTE BOOKS. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

    2.18      ENVIRONMENTAL MATTERS.

              (a) HAZARDOUS MATERIAL. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) released, in violation of applicable law, rule, regulation, treaty, statute or ordinance, any substance that is regulated as radioactive, toxic, hazardous or otherwise dangerous by applicable federal, state or local law, ordinance, rule, treaty, statute or regulation promulgated in connection with the protection of health or the environment ("ENVIRONMENTAL LAW"), excluding office and janitorial supplies properly and safely maintained, and including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL") except for releases that would not reasonably be expected to cause the Company to incur liability under Environmental Law. No Hazardous Materials are present, as a result of the deliberate actions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased ("Business Facility") in any manner that would result in liability to the Company under Environmental Law.

              (b) HAZARDOUS MATERIALS ACTIVITIES. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in material violation of any applicable law, rule, regulation, statute, treaty or ordinance in effect on or before the Closing Date or in any manner that would result in liability to the Company under Environmental Law, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, ordinance, law, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity or in any manner that would result in liability to the Company under Environmental Law

              (c) PERMITS. The Company currently holds all environmental approvals, permits, licenses, clearances and consents necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted (the "ENVIRONMENTAL PERMITS"). The Company has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which would cause any Environmental Permit to be revoked, modified (in a manner that materially and adversely affects the operations of the Company), or rendered non-renewable upon payment of the permit fee.

              (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance involving the

Hazardous Materials Activities of the Company that are reasonably likely to cause the Company to incur liability under any Environmental Law. The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of the Company and all records of the Company relating to claims, demands, liabilities, causes of action or penalties made pursuant to Environmental Law.

    2.19 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. Except as set forth on Schedule 2.19, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
Schedule 2.19 sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.3) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

    2.20      EMPLOYEE MATTERS AND BENEFIT PLANS.

              (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.20(a)(i) below (such definition shall only apply to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                    (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b),
(c), (m) or (o) of the Code and the regulations thereunder;

                   (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                  (iii) "COMPANY EMPLOYEE PLAN" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

                   (iv) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

                           (v) "EMPLOYEE AGREEMENT" shall refer to each
management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

                           (vi) "IRS" shall mean the Internal Revenue Service;

                           (vii) "MULTIEMPLOYER PLAN" shall mean any "Pension
Plan" (as defined below) which is a "multiemployer plan", as defined in
Section 3(37) of ERISA; and

                           (viii) "PENSION PLAN" shall refer to each Company
Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

                  (b) SCHEDULE. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Company Employee Plan or Employee Agreement. The Company does not have any stated plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, or to enter into any Company Employee Plan or Employee Agreement.

                  (c) DOCUMENTS. The Company has provided to Parent (i) correct and complete copies of all documents embodying or materially relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;
(iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

                  (d) EMPLOYEE PLAN COMPLIANCE. Except as set forth on
Schedule 2.20(d), (i) the Company has performed in all material respects the obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction", within the meaning of
Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or any affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

                  (e) PENSION PLANS. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                  (f) MULTIEMPLOYER PLANS. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

                  (g) NO POST-EMPLOYMENT OBLIGATIONS. Except as set forth in
Schedule 2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

                  (h) EFFECT OF TRANSACTION.

                           (i) Except as provided in Section 5.18 of this
Agreement or as set forth on Schedule 2.20(h)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                           (ii) Except as set forth on Schedule 2.20(h)(ii)
as of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

                  (i) EMPLOYMENT MATTERS. The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

                  (j) LABOR. No work stoppage or labor strike against the Company is pending or, to the best knowledge of the Company, threatened. Except as set forth in Schedule 2.20(j), the Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Company. Except as set forth in Schedule 2.20(j), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

         2.21 YEAR 2000 COMPLIANCE. All of Company's products and services (including products and services currently under development) to the extent they record, store, process, calculate and present dates, if at all, will record, store, process, calculate and present dates falling on and after January 1, 2000, will calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively "Year 2000 Compliant"). To the best of Company's knowledge, after due investigation, all of Company's internal computer systems, including without limitation, its accounting systems, are Year 2000 Compliant.

         2.22 COMPLETE COPIES OF MATERIALS. The Company has delivered or made available to Parent true, correct and complete copies of each agreement, contract, commitment or other document (or summaries of same) that is referred to in the Company Disclosure Letter or that has been requested by Parent or its counsel, provided, however, that no representation or warranty is made with respect to the achievement of any projections, milestones or objectives contained in any such documents.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB


         Parent, Singapore and Merger Sub represent and warrant to the Company as follows:

         3.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, was formed solely for the purpose of facilitating the merger and is a directly, wholly-owned subsidiary of Parent. Singapore is a corporation duly organized, validly existing and in good standing under the laws of the country of Singapore and is a directly or indirectly wholly-owned subsidiary of Parent. Each of Parent, Singapore and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent, Singapore and Merger Sub to consummate the transactions contemplated hereby.

         3.2 AUTHORITY. Parent, Singapore and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Singapore and Merger Sub. This Agreement has been duly executed and delivered by Parent, Singapore and Merger Sub and constitutes the valid and binding obligations of Parent, Singapore and Merger Sub, enforceable in accordance with its terms.

         3.3 SEC DOCUMENTS; PARENT FINANCIAL STATEMENTS. Parent has furnished or made available to the Company true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "EXCHANGE ACT") for all periods subsequent to March 31, 1998, all in the form so filed (all of the foregoing being collectively referred to as the "SEC DOCUMENTS"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. Except as described on Schedule 3.3, the financial statements of Parent, including the notes thereto, included in the SEC Documents (the "PARENT FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

         3.4 NO MATERIAL ADVERSE CHANGE. Since September 30, 1999, Parent has conducted its business in the ordinary course and there has not occurred any material adverse change in the financial condition, liabilities, assets or business of Parent.

         3.5 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent has received any notice of assertion against Parent which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

         3.6 ASSUMPTION OF COMPANY OPTION PLAN. Upon the assumption of the Company Option Plan by Parent pursuant to Section 1.6(b) of this Agreement,
(i) each Company Option will thereafter be exercisable, to the extent vested, for shares of Parent common stock, (ii) the shares of Parent common stock issuable upon exercise of each Company Option will be duly authorized, validly issued, fully paid and non-assessable, and will not be subject to (or issued in violation of) preemptive rights created by statue, the certificate of incorporation or bylaws of Parent or any agreement to which Parent is a party or by which it is bound, and (iii) the shares of Parent common stock issued upon exercise of a Company Option will not be subject to any restriction on transfer under any applicable securities laws.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME


         4.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of the occurrence of any materially negative event related to the Company or its business. Except as expressly contemplated by this Agreement or disclosed in Schedule 4.1, the Company shall not, without the prior written consent of Parent:

                  (a) Enter into any commitment or transaction not in the ordinary course of business;

                  (b) Transfer to any person or entity any rights to the Company Intellectual Property (other than pursuant to end-user licenses in the ordinary course of business or in connection with the License Agreement); or enter into any license of Intellectual Property;

                  (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

                  (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Disclosure Letter;

                  (e) Commence any litigation;

                  (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

                  (g) Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options, or warrants or the grant of stock options to new employees pursuant to outstanding written offers of employment, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                  (h) Accelerate the vesting of, reprice, cash out, or otherwise change the terms of any Company Option or any other outstanding right to purchase shares of the capital stock of the Company;

                  (i) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

                  (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $100,000 in the case of a single transaction or in excess of $200,000 in the aggregate in any 30-day period, except in the ordinary course of business;

                  (k) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

                  (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

                  (m) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

                  (n) Subject to the provisions of Section 4.3 below, adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees, except as consistent with the ordinary course of the Company consistent with past practice (provided that the price per share of any equity participation in the Company shall be agreed in advance by Parent);

                  (o) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                  (p) Pay, discharge or satisfy, in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto) or that arose in the ordinary course of business subsequent to September 30, 1999, or expenses consistent with the provisions of this Agreement incurred in connection with any transaction contemplated hereby;

                  (q) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (r) Cancel or fail to renew any existing insurance policy;
or

                  (s) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (r) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         4.2 NO SOLICITATION. Until the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (b) provide information with respect to the Company to any person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets,
(c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person, other than by Parent. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall promptly notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

         4.3 EMPLOYEE HIRING. After the date of this Agreement, the Company shall hire only such employees as reasonably required for the operation and reasonably anticipated growth of the Company. The Company shall pay such new employees amounts commensurate with the salaries of current employees with equivalent skills, training and responsibility, and option grants to such new employees shall be no greater than past practice.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS


         5.1 ACCESS TO INFORMATION. Subject to any applicable contractual confidentiality obligations (which the Company shall use reasonable efforts to cause to be waived) the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         5.2 CONFIDENTIALITY. All information disclosed by any party to this agreement (or its representatives) to any other party to this agreement (or its representatives), whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by or the discussions and negotiations preceding, this Agreement shall be kept confidential by such other party and its representatives in accordance with the Mutual Nondisclosure Agreement between Parent and the Company dated as of October 13, 1999 (the "NONDISCLOSURE AGREEMENT") and shall not be used by any person other than in connection with the transactions contemplated by this Agreement. The Nondisclosure Agreement shall survive the Closing or termination of this Agreement.

         5.3 EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

         5.4 PUBLIC DISCLOSURE. Unless otherwise required by law (including, without limitation, securities laws) or, as to Parent, by the rules and regulations of the National Association of Securities Dealers, Inc., prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

         5.5 CONSENTS. The Company shall use its reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the Company Disclosure Letter) so as to preserve all rights of, and benefits to the Company thereunder.

         5.6 FIRPTA COMPLIANCE. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

         5.7 REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         5.8 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time except as contemplated by this Agreement (including the Company Disclosure Letter) and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

         5.9 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         5.10 FORM S-8. Parent shall file a registration statement with the SEC on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as practicable and in any case no later than six months after the Closing Date. Such registration statement and the information incorporated by reference therein will not, as of the date such registration statement is filed with the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         5.11 NASDAQ LISTING. Parent shall file an application to list the shares of Parent Common Stock issuable with respect to assumed Company Options for trading on the National Market System of the Nasdaq Stock Market or another interdealer quotation system of a registered national securities association or a national securities exchange as soon as practicable and in any case no later than six months after the Closing Date.

         5.12 VOTING AGREEMENTS. Concurrently with the execution of this Agreement, the Company will cause the persons and entities listed in the preamble to Exhibit A hereto to execute Voting Agreements in the form attached hereto as Exhibit A (the "Voting Agreements"), agreeing, among other things, to vote in favor of the Merger and against any competing proposals.

         5.13 BLUE SKY LAWS. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

         5.14 INDEMNIFICATION. Parent shall either (i) cause the Company to continue to indemnify or (ii) directly indemnify the persons who are currently officers and directors of the Company substantially in accordance with the Certificate of Incorporation and Bylaws of the Company as they are currently in effect for action or inaction by such person prior to the Merger.

         5.15 NON-SOLICITATION OF EMPLOYEES. In the event the Merger is not consummated, Parent and the Company agree that, from and after the date this Agreement is terminated until the first anniversary of such termination, Parent and its subsidiaries and affiliates and the Company and its affiliates will not, without the prior written approval of the Company or the Parent, as appropriate directly or indirectly solicit or encourage any individual who is an employee of the Company or the Parent on the date of this Agreement to terminate his or her relationship with the Company or Parent; provided, however, that the foregoing shall not apply to individuals (i) hired as the result of the bona fide use of a general employment advertising not specifically directed to employees of the Company or the Parent (so long as the advertising was not directed in such a manner that it could only be satisfied by employees of the Company or the Parent) or (ii) who initiate employment discussions directly with the Company or the Parent prior to the receipt of any direct or indirect solicitation or encouragement by the Company and Parent or its subsidiaries or affiliates.

         5.16  TAX MATTERS.

                  (a) S STATUS. Up to the Effective Time, the Company shall take all actions within its control to, and shall not fail to take any actions to maintain its tax status as an S Corporation for federal and (to the extent S Corporation is recognized) state, local and foreign tax purposes. The Company shall use its best efforts to ensure that no stockholder of the Company takes any action to revoke or otherwise terminate the election of the Company to be treated as an S Corporation.

                  (b) ELECTION UNDER SECTION 338(h)(10). Parent and the Company agree that for purposes of federal income taxation and to the extent permitted under similar state, local or foreign law, the transactions contemplated herein shall be regarded as a deemed sale of assets by the Company, pursuant to Section 338(h)(10) of the Code. Without expanding the Company's obligations or liabilities under Section 5.16(a), Parent, the Company and the shareholders of the Company are eligible to and shall make a timely and effective joint election under Section 338(h)(10) (and any similar provisions or state, local or foreign law) (such elections collectively the "SECTION 338(h)(10) ELECTION"). Parent shall prepare and file IRS Form 8023 and any similar state, local or foreign tax forms (including any attachments, returns, documents, statements or other forms required in connection with the Section 338(h)(10) Election) (collectively, the "SECTION 338(h)(10) FORMS") required to make the Section 338(h)(10) Election, subject to Stockholder's right to review and request reasonable changes prior to consenting to such forms (which consent may not be unreasonably withheld). Neither Parent, the Company, Stockholder nor any of their respective affiliates shall take any action or fail to take any action which would cause the Section 338(h)(10) Election not to be made with regard to the Merger of the Company. After the Stockholder's review and consent to the Section 338(h)(10) Forms, no material changes shall be made to such forms without the additional review and consent of the Stockholder.

                  (c) PURCHASE PRICE ALLOCATION. Parent shall allocate the purchase price for the Company stock among the Company's assets in accordance with applicable law, including Sections 338 and 1060 of the Code, subject to Stockholder's right to review and consent to such allocation (which consent may not be unreasonably withheld). Pursuant to Section 6.3(h), it shall be a condition to closing that each Company shareholder shall have signed each
Section 338(h)(10) Form, including IRS Form 8023, required to be signed by such Company shareholder. After the Stockholder's review and consent to the Section 338(h)(10) Forms, no material changes shall be made to such forms without the additional review and consent of the Stockholder.

                  (d) TAX RETURNS. (i) PRECLOSING INCOME TAX RETURNS. Stockholder shall be responsible for preparing and timely filing (including the payment of preparation and filing costs) all income Tax Returns of the Company for all taxable periods that end on or prior to the Closing Date, subject to the review and consent of Parent, which consent shall not be unreasonably withheld. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices. The Company shareholders have paid or will pay all income Taxes attributable to the Company for such periods. (ii) OTHER RETURNS. Parent shall be responsible for preparing a timely filing (including the payment of preparation and filing costs) all other Company Tax Returns (i.e., all Tax Returns not covered under clause (i) of this Section 5.16(d)) that fall due after the Closing Date, including Tax Returns for taxable periods that include but do not end on the Closing Date. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices. Parent will cause the Company to pay the Taxes shown to be due on such Tax Returns provided, however, that any such payment by Company will not affect the ability of Company or the Parent to be indemnified, if applicable, pursuant to this Agreement.

                  (e) RESPONSIBILITY FOR AUDITS AND EXAMINATIONS. Stockholder shall have sole authority and control to conduct and settle audits, examinations, or other claim proceedings which arise after the Closing Date but are applicable to income Tax periods ending on or prior to the Closing Date. Parent shall have sole authority and control to conduct and settle all other audits, examinations, or other claim proceedings. Stockholder shall not settle without Parent's written consent (which consent may not be unreasonably withheld) any audit, assessment, or claim proceeding against the Company which would adversely and materially affect the Tax liability of the Company or Parent. Parent shall not, and shall cause the Company not to, settle without Stockholder's written consent (which consent may not be unreasonably withheld) any audit, assessment or claim proceeding against the Company with respect to periods ending after the Closing Date which would adversely and materially affect the stockholders of the Company. Each party shall promptly notify the other party of the resolution of any audits, assessments, claim proceedings or litigation with any taxing authority in the event such resolution will materially affect such other party. Any refund of income taxes shall belong to the party responsible for the payment of income taxes for the period for which the tax refund is paid. If a party receives a refund or notice from any Taxing authority belonging to the other party, the receiving party shall promptly remit or forward the refund or notice to the other party.

         After the Effective Time, Parent and the Company, on the one hand, and Stockholder and the Company shareholders, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the Taxes of the Company and the preparation by the Stockholder of the Tax Returns of Company for periods ending on or prior to the Closing Date and will otherwise reasonably cooperate with respect to Tax matters, including with respect to audits, inquiries, assessments, or similar proceedings. Until the expiration of one hundred and twenty (120) days after the applicable statute of limitations period (including extensions thereof), the Stockholder and the Company shareholders shall, and the Parent shall cause the Company to, retain all pertinent Tax and accounting records necessary or useful for determining the Tax liability of Company and the shareholders of the Company for periods prior to and through the Closing Date.

         5.17 EMPLOYEE MATTERS. At the Effective Time or as soon thereafter as administratively practicable, Parent and Surviving Corporation shall cause those employees of the Company who are then employed by the Surviving Corporation (the "Current Employees") either (i) to be covered by the benefit plans and programs of the Parent and/or the Surviving Corporation and their subsidiaries with substantially equivalent benefits to the employees of Parent and/or the Surviving Corporation and their subsidiaries who are employed in comparable positions, or (ii) to be covered by the benefit plans and programs of the Company and its subsidiaries as in effect immediately prior to the Effective Time; provided, however, that nothing herein shall relieve the Surviving Corporation of its obligations under any severance program or under any employment agreement or similar contractual obligation assumed pursuant to this Agreement. Current Employees shall be credited for their service with the Company and its subsidiaries and their predecessors for purposes of participation, eligibility and vesting under the benefit plans and programs provided by Parent and/or the Surviving Corporation (other than the sabbatical policy), and benefit accrual purposes for vacation and severance benefits only, and Parent and/or the Surviving Corporation shall cause its group health plan that will provide coverage to Current Employees to waive any limitations regarding pre-existing conditions of Current Employees and their eligible dependents (except to the extent that such limitations would have applied to any such individual under the group health plan of the Company and its subsidiaries).

         5.18  401(k) PLANS AND SAVINGS PLANS.

                  (a) The Company shall, prior to the Closing Date, terminate any pension plans subject to the requirements of Section 401(k) of the Code (the "401(k) Plans") which it maintains and the Distributed Processing Technology Corporation Savings and Profit Sharing Plan ("Company Savings Plan") and no further contributions shall be made to the 401(k) Plans or Company Savings Plan expect for those benefits accrued through the date of such plan termination. Prior to the Closing Date, the Company shall provide to the Parent (i) executed resolutions by its Board of Directors authorizing the termination of each 401(k) Plan and the Company Savings Plan and (ii) an executed amendment to each 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plans shall be maintained at the time of termination.

                  (b) The employees of the Company on the Closing Date ("Transferred Employees"), who were eligible to participate in the Company Savings Plan as of the day prior to the Closing Date, shall be eligible to commence participation in the defined contribution plan established and maintained by the Parent or one of its affiliates which is intended to be qualified under Sections 401(a) and 401(k) of the Code ("Parent's Savings Plan"), such eligibility to be effective as soon as administratively possible after the Closing Date, but no later than the first day of the second month following the Closing Date.

                  (c) As of the Closing Date, each Transferred Employee shall be fully vested under the Company Savings Plan. To the extent permitted by the Code and to the extent such transfer would not disqualify Parent's Savings Plan, the Parent's Savings Plan will accept a direct rollover, within the meaning of
Section 401(a)(31) of the Code, of the Transferred Employees' account balance in the Company Savings Plan. Direct rollovers and transfers shall be in cash; provided that the Parent's Savings Plan will accept a transfer of promissory notes or other documentation evidencing loans to Transferred Employees under the Company Savings Plan. Upon the transfer of such notes and other documentation, the Parent's Savings Plan shall accept such loan.

         5.19 AMENDMENTS TO DISCLOSURE LETTER. From time to time prior to the Closing Date, the Company and Stockholder shall as soon as reasonably practicable after learning of the existence of any facts or circumstances causing any of the representations and warranties herein made by the Company and Stockholder to have been incorrect when made or to have thereafter become incorrect through the occurrence of or discovery of any event after the signing of this Agreement deliver to Parent amendments or supplements to the Disclosure Letter for the purpose of correcting or updating such representations and warranties, provided, however, that nothing in this
Section 5.19 relieves the Company from any liability for failure to provide at the date of the signing of this Agreement a Company Disclosure Letter which is true, complete and accurate as of such date. Until the Effective Time, all references in this Agreement to the Disclosure Letter shall be deemed to be references to the Disclosure Letter as delivered on the date of this Agreement and, after the Effective Time, all references in this Agreement to the Disclosure Letter shall be deemed to be references to the Disclosure Letter as amended or supplemented pursuant to this Section 5.19.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company's Certificate of Incorporation.

                  (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent, Singapore and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a material adverse effect on the business, assets (including intangible assets), financial conditions or results of the Parent ("Parent Material Adverse Effect"); and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

                  (b) AGREEMENTS AND COVENANTS. Parent, Singapore and Merger Sub shall have performed or complied (which performance or compliance shall be subject to Parent's or Merger Sub's ability to cure as provided in Section 8.1(h) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

                  (c) LEGAL OPINION. The Company shall have received a legal opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to Parent, covering the topics listed in EXHIBIT B hereto, subject to appropriate assumptions and qualifications.

                  (d) MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition or results of operations of Parent since September 30, 1999. For purposes of this condition, a reduction in the trading price of Parent's Common Stock, whether occurring at any time or from time to time, as reported by Nasdaq or any other automated quotation system or exchange shall not constitute a material adverse change.

                  (e) RELEASE OF GUARANTIES. All guaranties of S.H. Goldman listed on Schedule 6.2(e) shall have been released or the underlying obligations shall have been satisfied and confirmation of such satisfaction shall have been received from the beneficiary thereof.

                  (f) EMPLOYMENT AGREEMENTS. Employment agreements in the form attached hereto as EXHIBIT D shall have been executed and delivered by the Parent and S.H. Goldman, E.F. Whitchurch and T. Treadway.

         6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and Stockholder contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement (including the Company Disclosure Letter) and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company or a Parent Material Adverse Effect on the Parent; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company;

                  (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied (which performance or compliance shall be subject to the Company's ability to cure as provided in Section 8.1(g) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company;

                  (c) THIRD PARTY CONSENTS. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c).

                  (d) LEGAL OPINION. Parent shall have received a legal opinion from (i) Florida counsel to the Company, and (ii) Bracewell & Patterson, special legal counsel to the Company, collectively covering the topics listed in EXHIBIT C hereto, subject to appropriate assumptions and qualifications.

                  (e) MATERIAL ADVERSE CHANGE. There shall not have occurred any adverse changes in the business, assets (including intangible assets) financial condition or results of operations of the Company since September 30, 1999 which
(i) individually or in the aggregate exceed $10 million or (ii) would have a material adverse effect on the ability of Parent to conduct the business of Company as presently conducted or as proposed to be conducted by Company on the date of the Agreement.

                  (f) EMPLOYMENT AGREEMENTS. Employment agreements in the form attached hereto as EXHIBIT D shall have been executed and delivered by the Parent and S.H. Goldman, E.F. Whitchurch and T. Treadway.

                  (g) DISSENTERS' RIGHTS. Holders of more than 5% of the outstanding shares of Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

                  (h) SHAREHOLDER ACTIONS. Each Company stockholder shall have signed all Section 338(h)(10) Forms, including IRS Form 8023, required to be signed by such Company stockholder. Each Company shareholder will have entered into a side letter whereby each shareholder agrees to cooperate with Parent in connection with any effort to obtain a private letter ruling from the Internal Revenue Service relating to the Company's S corporation status, including, without limitation, the execution of such consents in relation to such ruling as may be reasonably requested by Parent.

                  (i) REPAYMENT OF LOANS. The amounts of the loans entered into between Company and Stockholder in November 1995 and June 1997, plus accrued interest through the date of repayment, shall have been repaid to Company by Stockholder prior to the Effective Time.

                                   ARTICLE VII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; RESERVED AMOUNT

         7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the Company's and Stockholder's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Disclosure Letter) shall survive the Merger and continue until 5:00 p.m., California time, on the date which is one year following the Effective Time (the "Expiration Date").

         7.2 RESERVED AMOUNT. The Reserved Amount shall be available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses and expenses of defense, (hereinafter individually a "Loss" and collectively "Losses") incurred (without duplication) by Parent, Singapore, their officers, directors, or affiliates (including the Surviving Corporation) as a result of any inaccuracy or breach of a representation or warranty of the Company or Stockholder contained in this Agreement or in any instrument delivered pursuant to this Agreement (as modified by the Company Disclosure Letter), or any failure by the Company to perform or comply with any covenant contained herein required to be performed or complied with prior to the Effective Time. Parent, the Stockholders and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration. The Reserved Amount shall be available to Parent only with respect to Losses described in Officer's Certificates (as defined below) sent by Parent prior to the Expiration Date and only in accordance with the provisions of this Article VII.

         7.3 DISTRIBUTION OF RESERVED AMOUNT. Within 10 days after the Expiration Date, the Parent shall deliver to the stockholders of the Company the Reserved Amount as adjusted pursuant to the provisions of this Article VII, if at all, and including any interest pursuant to Section 7.7 below; provided that Parent may retain such portion of the Reserved Amount as is in the reasonable judgment of Parent (subject to the objection of Stockholder and the subsequent arbitration of the matter in the manner provided in
Section 7.4(c) hereof) necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to Stockholder prior to the Expiration Date. As soon as all such claims have been resolved, Parent shall deliver to the stockholders of the Company the remaining portion of the Reserved Amount less any subsequent adjustments pursuant to the provisions of this Article VII, and including any interest pursuant to Section 7.7. The stockholders of the Company shall be entitled to receive distributions pursuant to this
Section 7.3 on a pro-rata basis in proportion to the number of shares of Company Common Stock held by each of them immediately prior to the Effective Time.

         7.4  COMPENSATION CLAIMS.

                  (a) If Parent wishes to make a claim for compensation pursuant to this Article VII, it shall send to Stockholder prior to the Expiration Date a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE") stating that Parent has paid or properly accrued specified Losses; provided, however, that (i) in the event a claim of a third party that is reasonably expect to lead to Losses is pending or threatened but has not been resolved as of the Expiration Date or (ii) Parent has actual knowledge of a Loss but the amount of such Loss has not been liquidated as of the Expiration Date, and in the case of
(i) or (ii) it is reasonably expected that the amount of such Losses, together with all prior Losses, will equal or exceed $500,000, then Parent may send an Officer's Certificate with respect to such anticipated Loss on or before the Expiration Date. Each Officer's Certificate shall specify in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued (if applicable), or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. If Parent does not receive a timely Objection Notice from Stockholder objecting to a claim for compensation for a Loss, the Reserved Amount shall be reduced by the amount of such Loss as specified in the Officer's Certificate or, in the case of claims pursuant to clauses (i) or (ii) above, such amount as Parent ultimately pays or accrues.

                  (b) OBJECTIONS TO CLAIMS. If Stockholder wishes to object to a claim for compensation made in an Officer's Certificate, Stockholder shall deliver to Parent a certificate signed by Stockholder (an "OBJECTION NOTICE") stating which Loss or Losses he is objecting to and specifying in reasonable detail the basis for such objection. Such Objection Notice must be delivered to Parent within 30 days of receipt by Stockholder of the Officer's Certificate seeking compensation for the Loss or Losses.

              (c)   RESOLUTION OF CONFLICTS; ARBITRATION.

                    (i) In case Stockholder shall deliver an Objection Notice pursuant to Section 7.4(b), Stockholder and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims made by Parent within 45 days of the date of the Objection Notice. If Stockholder and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Reserved Amount shall be reduced accordingly.

                   (ii) If no such agreement can be reached after good faith negotiation, either Parent or Stockholder may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and Stockholder shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement and shall result in a reduction of the Reserved Amount. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                  (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in California under the rules then in effect of the Judicial Arbitration and Mediation Services, Inc. For purposes of this Section 7.4(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, Stockholder shall be deemed to be the Non-Prevailing Party. If Parent is the Non-Prevailing Party to an arbitration then it shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration. If Stockholder is the Non-Prevailing Party, the Reserved Amount shall be reduced by the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

    7.5 THIRD-PARTY CLAIMS. In the event Parent becomes aware of a third-party claim which Parent believes may result in a reduction of the Reserved Amount, Parent shall notify Stockholder of such claim, and Stockholder shall be entitled, at his expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of Stockholder, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Reserved Amount. In the event that Stockholder has consented to any such settlement and acknowledged that the claim is a valid claim against the Reserved Amount, Stockholder shall have no power or authority to object under any provision of this Article VII to the reduction of the Reserved Amount with respect to such settlement.

    7.6 MINIMUM REDUCTION OF RESERVED AMOUNT. Notwithstanding anything to the contrary herein, the Reserved Amount shall not be reduced at all until the total amount of reductions which otherwise would have been made to the Reserved Amount exceeds $500,000. Upon such threshold being exceed, the Reserved Amount shall be reduced by the total of all such accumulated reductions and thereafter shall be reduced in accordance with the provisions of this Article VII.

    7.7 INTEREST. So long as the Reserved Amount has not been fully distributed to the stockholders of the Company, on the last day of each calendar month, the Reserved Amount shall be increased by an amount equal to 0.4166% of the Reserved Amount on such date.

    7.8 REMEDIES EXCLUSIVE. The enforcement of the agreements contained in this Article VII, subject to the limitations contained herein shall be, after the Effective Time, the sole and exclusive remedy of Parent for any breach of any warranty or term hereof, whether statutory or sounding in tort, contract or otherwise and, as of the Effective Time, Parent hereby waives all remedies otherwise available to it.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

    8.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

              (a)   by mutual consent of the Company and Parent;

              (b) by Company if the Effective Time has not occurred by March 31, 2000, unless the Effective Time has not occurred because of (i) a failure to obtain regulatory approval despite Parent's diligent efforts; (ii) the closing conditions specified in 6.1 and 6.3 have not been met; or (iii) a failure of Company in good faith to use reasonable efforts to consummate the merger.

              (c) by Parent or the Company if the Effective Time has not occurred by June 30, 2000 (provided that the right to terminate this Agreement under this clause 8.1(c) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date);

              (d) by Parent or the Company if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger;

              (e) by Parent or the Company if there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

              (f) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's, Singapore's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent, Singapore or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company, Parent or Singapore; in either case, the unavailability of which assets or business would have a Material Adverse Effect on Parent or would reasonably be expected to have a Material Adverse Effect on Parent's ability to realize the benefits expected from the Merger.

              (g) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within thirty
(30) days through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 8.1(g) unless such breach is not cured within such thirty (30) day period (but no cure period shall be required for a breach which by its nature cannot be cured);

              (h) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent, Singapore or Merger Sub and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent, Singapore or Merger Sub within thirty (30) days through the exercise of its reasonable best efforts, then for so long as Parent, Singapore or Merger Sub continue to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 8.1(h) unless such breach is not cured within such thirty (30) day period (but no cure period shall be required for a breach which by its nature cannot be cured).

    Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and, except as set forth in Section 8.3, there shall be no liability or obligation on the part of Parent, Singapore, Merger Sub or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination to the extent provided in Section 8.3; and provided further that, the provisions of Sections 5.2 and 5.3 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

    8.3       BREAKUP FEE.

              (a) In the event that this Agreement is terminated by Company pursuant to Section 8.1(b), then within five business days following such termination by Company, Parent shall pay to the Company by wire transfer of immediately available funds the sum of $10 million as liquidated damages for the breach giving rise to such termination.

              (b) Nothing herein shall limit the liability of Parent, Singapore, Merger Sub or Company for breaches of their respective representations, warranties, covenants or agreements contained in this Agreement; provided that the aggregate liability of Parent, Singapore and Merger Sub for any breach or breaches of their representation, warranties, covenants or agreements contained in this Agreement shall not exceed $10 million.

    8.4 AMENDMENT. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

    8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, Parent, Singapore and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

    9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the addresses given below (or at such other address for a party as shall be specified by like notice). Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery or delivery by telecopier, on the date of such delivery, (B) in the case of a nationally-recognized overnight courier, on the next business day after the date when sent and (C) in the case of mailing, on the seventh business day following that on which the piece of mail containing such communication is posted:

              (a)   if to Parent, Singapore or Merger Sub, to:

                    Adaptec, Inc.
                    691 S. Milpitas Blvd.
                    Milpitas, CA   95035
                    Attention: Andrew Brown, Chief Financial Officer Telephone No.: (408) 957-6773
                    Facsimile No.:  (408) 957-7989






                    with a copy to:

                    Wilson, Sonsini, Goodrich & Rosati, P.C.
                    650 Page Mill Road
                    Palo Alto, California 94304
                    Attention:  Henry P. Massey, Jr.
                    Telephone No.:  (650) 493-9300
                    Facsimile No.:  (650) 493-6811

              (b)   if to the Company, to:

                    Distributed Processing Technology Corp.
                    140 Candace Drive
                    Maitland, Florida 32751

                    Attention:  Stephen H. Goldman, President
                    Telephone No.:  (407) 830-5522
                    Facsimile No.:  (407) 831-5516

                    with a copy to:

                    Bracewell & Patterson, L.L.P.
                    2000 K Street, N.W.
                    Washington, D.C. 20006
                    Attention:  Nancy A. Wodka
                    Telephone No.:  (202) 828-5862
                    Facsimile No.:  (202) 223-1225

              (c)   if to Stockholder:

                    Stephen H. Goldman
                    140 Candace Drive
                    Maitland, Florida 32751
                    Telephone No.:  (407) 830-5522
                    Facsimile No.:  (407) 831-5516

    9.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    9.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Company Disclosure Letter and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and
(c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

    9.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    9.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (other than Section 5-1401 of the New York General Obligations Law).

    9.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    9.9 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    9.10 KNOWLEDGE. For purposes of this Agreement, "knowledge" (i) of the Company means the actual knowledge of all of the officers and directors of the Company, and (ii) of Stockholder means the actual knowledge of Stephen Goldman.

    IN WITNESS WHEREOF, Parent, Singapore, Merger Sub, Company, and Stockholder have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

PARENT                                     COMPANY


By: /s/ Robert N. Stephens                 By: /s/ Stephen H. Goldman
    ----------------------------------        -----------------------------
    President and Chief Executive Officer  President and Chief Executive Officer

MERGER SUB                                 STOCKHOLDER


By: /s/ Kenneth B. Arola                    /s/ Stephen H. Goldman
    ----------------------------------      -----------------------------
    President and Chief Executive Officer


SINGAPORE


By: /s/ Peter Campagna
    ----------------------------------
    Name:
    Title:



                  [SIGNATURE PAGE TO REORGANIZATION AGREEMENT]